[Letterhead of Thacher Proffitt & Wood]




Writer's Direct Dial
(212) 912-7435

                                   June 13, 1997


Dime Community Bancorp, Inc.
209 Havemeyer Street
Brooklyn, New York  11211

            Re: 1996 Stock Option Plan for Outside Directors, Officers and Employees; Recognition and Retention Plan for Outside Officers, Directors and Employees
                 ---------------------------------------------------------------

Dear Sirs:

         We have acted as counsel for Dime Community Bancorp, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 2,036,650 shares of its common stock, par value $.10 per share ("Shares"), of which 1,454,750 Shares are authorized but unissued Shares which have been reserved for issuance ("Original Issue Shares") upon exercise of options granted pursuant to the Dime Community Bancorp, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees ("Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the States of New York and Delaware.

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.




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Dime Community Bancorp, Inc.
June 13, 1997                                                            Page 2.

         Based on the foregoing, we are of the opinion that the Original Issue Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Original Issue Shares will be validly issued, fully paid and non-assessable.

         In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

         This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                   Very truly yours,

                                   THACHER PROFFITT & WOOD



                                   By /s/ W. Edward Bright
                                      ----------------------------------------
                                      W. Edward Bright